Exhibit 3.1

ARTICLES SUPPLEMENTARY

RAIT FINANCIAL TRUST

Redesignation and Reclassification of 4,000,000 Series D and 4,000,000 Series E Cumulative Redeemable Preferred Shares of Beneficial Interest

as Unclassified Preferred Shares

RAIT Financial Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST:  Under the authority set forth in Article VI, Section 3 of the Declaration of Trust of the Trust (which, as amended, restated or supplemented from time to time, including as supplemented herein, is herein called the “Declaration of Trust”) and pursuant to Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees of the Trust (the “Board of Trustees”) by resolution dated as of September 27, 2012, designated and classified 4,000,000 authorized but unissued, unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as 4,000,000 shares of Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share having the preferences, conversion or other rights, restrictions, including restrictions on transferability or ownership, limitations as to dividends or distributions, qualifications, and terms or conditions of redemption as set forth in the Articles Supplementary filed with SDAT on October 1, 2012 (the “Series D Preferred Shares”).

SECOND:  Under the authority set forth in Article VI, Section 3 of the Declaration of Trust and pursuant to Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees by resolution dated as of September 27, 2012, designated and classified 4,000,000 authorized but unissued, unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as 4,000,000 shares of Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share having the preferences, conversion or other rights, restrictions, including restrictions on transferability or ownership, limitations as to dividends or distributions, qualifications, and terms or conditions of redemption as set forth in the Articles Supplementary filed with SDAT on November 30, 2012 (the “Series E Preferred Shares”).

THIRD:  All of the Series D Preferred Shares and all of the Series E Preferred Shares have been redeemed, reacquired or never issued by the Trust, and no Series D Preferred Shares or Series E Preferred Shares remain issued or outstanding as of the date hereof;

FOURTH:  Pursuant to the authority expressly vested in the Board of Trustees by Article VI, Section 3 of the Declaration of Trust, the Board of Trustees, by resolutions duly adopted on June __, 2018 by a Special Committee thereof (to which such authority has been delegated), has reclassified both the 4,000,000 Series D Preferred Shares and the 4,000,000 Series E Preferred Shares into an aggregate of 8,000,0000 unclassified Preferred Shares, available for future reclassification and issuance by the Trust in accordance with the Declaration of Trust;

FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by Maryland law; and

SIXTH:  These Articles Supplementary shall be effective at the time the SDAT accepts these Articles of Supplementary for record.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Interim Chief Financial Officer, Interim Treasurer and Chief Accounting Officer attested by its Secretary on this 27th day of June, 2018.

ATTEST:	RAIT FINANCIAL TRUST

/s/ Anders Laren_________________	By: /s/ Alfred J. Dilmore___________
Name: Anders Laren	Name: Alfred J. Dilmore
Title: Secretary	Title: Interim Chief Financial Officer, Interim Treasurer and Chief Accounting Officer

THE UNDERSIGNED, Interim Chief Financial Officer, Interim Treasurer and Chief Accounting Officer of RAIT Financial Trust, who executed on behalf of the Trust the Articles of Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Trust the foregoing Articles Supplementary to be the act of said Trust and hereby certified that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Alfred J. Dilmore______________________

Name: Alfred J. Dilmore

Title:   Interim Chief Financial Officer, Interim

   Treasurer and Chief Accounting Officer

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